SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.  20549



                                     FORM S-8


                            REGISTRATION STATEMENT
                                under
                       THE SECURITIES ACT OF 1933


                    FIRST ENTERTAINMENT HOLDING CORP.
             (Exact name of Issuer as specified in its charter)

            NEVADA                            84-0974303
 (State or other jurisdiction of           (I.R.S. Employer
 incorporation or jurisdiction)           identification No.)

 7887 E. Belleview Ave. Suite 1114                 80111
   Denver, Colorado                                (Zip Code)
 (Address of principal executive office)


FIRST ENTERTAINMENT COMPENSATION PLAN-1999A
(Full title of plan)




(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
A.B. Goldberg
7887 E. Belleview Ave. Suite 114
Denver, Colorado 80111
(303) 228-1650

The Commission is requested to send copies of all communications and notes to:

David J. Wagner, Esq.
David Wagner & Associates, P.C.
8400 East Prentice Avenue
Penthouse Suite
Englewood, Colorado  80111
(303) 793-0304

CALCULATION OF REGISTRATION FEE

Title of       Amount   Proposed Maximum    Proposed Maximum   Amount of
Securities To  To Be     Offering Price     Aggregate       Registration
Be Registered  Registered   Per Share (1)   Offering Price(1)   Fee

COMMON SHARES        500,000      $0.20         $100,000      $100.00
 $0.008 par value
  SHARES



OPTIONS TO PURCHASE  500,000        -0-              -0-          -0-

COMMON SHARES



TOTAL                                                        $100.00


 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

 Note: The document(s) containing the information concerning the First Entertainment Compensation Plan-1999A dated January 5, 1999 (the "Plan") required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the Commission) either as part of this registration statement on Form S-8 (the Registration Statement) or as prospectuses or prospectus supplements pursuant to Rule 424. First Entertainment Holding Corp., a Nevada corporation (the Registrant or the Company), will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.


                              PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

 a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; and

 b. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998.

 c. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1998.

 d. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The Registrant is registering common shares and options to purchase common shares. The common shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The Registrant is also registering options. For a description of the options, see Exhibit
4.1  attached hereto.

Item 5.  Interests of Named Experts and Counsel.

David Wagner & Associates, P.C., Attorneys at Law, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, have been allocated, for past services and pursuant to the Plan, a total of 75,000 shares, which have been registered in this Plan.

Item 6. Indemnification of Directors and Officers.

Article Twelve of the Company's Articles of Incorporation authorizes the Corporation to indemnify to the maximum extent permitted under Nevada law.

The Nevada Private Corporations Act allows indemnification of directors, officers, employees and agents of the Company, including the advancement of expenses:

Section 78.751 of the Nevada Private Corporations Act provides:

 1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal,administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director,officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

 2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the the court deems proper.

 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1. and 2., or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

 4. Any indemnification under subsections 1. and 2., unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:(a) By the stockholders, (b) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding
(c)If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by
independent legal counsel in a written opinion;	(d) If a quorum
consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

 5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

 6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

 (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or knowing violation of the law and was material to the cause of action.

 (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits

Exhibit Number        Description


3.1                    Articles of Incorporation of the Company *


3.2                   Bylaws of the Company*

3.3                   Articles of Merger Between the Company and
                      First Entertainment, Inc.*

4.1                   First Entertainment Compensation Plan-1999A, dated
                      January 5, 1999.


5                    Opinion of Counsel, David Wagner & Associates, P.C.

24.1 Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).


24.2 Consent of Gordon, Hughes & Banks, LLP, Independent Certified Public Accountants.


24.3              Consent of BDO Seidman, LLP, Independent Certified
                  Public Accountants.


           * Previously Filed

Item 9. Undertakings

 1. The Registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of
Denver, State of Colorado, on this           day of January, 1999.

                                        FIRST ENTERTAINMENT, INC.

                                      By:
                                         A.B. Goldberg
                                         Principal Executive
                                         and Financial Officer

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

A MAJORITY OF THE BOARD OF DIRECTORS




Dated:                             By:
                                      A.B. Goldberg
                                      Director


Dated:                             By:
                                       William Rubin
                                       Director



                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                      FORM S-8

                              REGISTRATION STATEMENT
                                     under
                             THE SECURITIES ACT OF 1933

                          FIRST ENTERTAINMENT HOLDING CORP.
            (Exact name of Issuer as specified in its charter)


                               E X H I B I T S


EXHIBIT INDEX


Exhibit Number                Description

3.1                           Articles of Incorporation of the Company *

3.2                           Bylaws of the Company *

3.3                         Articles of Merger Between the Company and
                            First Entertainment, Inc. *

4.1 First Entertainment Compensation Plan-1999A, dated January 5, 1999.


5                   Opinion of Counsel, David Wagner & Associates, P.C.


24.1              Consent of David Wagner & Associates, P.C. (Included
                   in Exhibit 5).

24.2 Consent of Gordon, Hughes & Banks, LLP, independent Certified Public Accountants.

24.3        Consent of BDO Seidman, LLP, independent Certified Public
            Accountants

      *Previously filed


                                Exhibit 4.1

                 First Entertainment Compensation Plan - 1999A

                         Dated January 5, 1999


                FIRST ENTERTAINMENT COMPENSATION PLAN-1999A

THIS COMPENSATION PLAN-1999A is adopted this 5th day of January, 1999, by FIRST ENTERTAINMENT HOLDING CORP., a Nevada corporation with its principal place of business being located at 7887 E. Belleview Ave. Suite 114,Denver, Colorado 80111

WITNESSETH:

WHEREAS, the Board of Directors of FIRST ENTERTAINMENT HOLDING CORP., (the "Company") has determined that it would be to its advantage, and in its best interests, to grant certain consultants and advisors, as well as certain employees, the opportunity to purchase stock in the Company as a result of compensation for their service; and

WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock and/or granting stock options to such designated individuals from time to time, although these options are not to be granted pursuant to Section 422A and related sections of the Internal Revenue Code as amended;

NOW THEREFORE, the Board adopts this as the First Entertainment
Compensation Plan-1999A (the "Plan").

1.00  EFFECTIVE DATE AND TERMINATION OF PLAN
The effective date of the Plan is January 5, 1999, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the grant of the final option for last common stock allocated under the Plan or ten years from the date thereof, whichever is earlier, and no options will be granted thereafter pursuant to this Plan.

2.00  ADMINISTRATION OF PLAN
The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

3.00  ELIGIBILITY TO PARTICIPATE IN THE PLAN
   3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/ or options are to be granted hereunder and the number of shares to be optioned from time to time to any individual or entity. In determining the eligibility of an individual or entity to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.

   3.02 To be eligible to be selected to receive an option, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary Corporation of the Company. The grant of each option shall be confirmed by a Stock Option Agreement which shall be executed by the Company and the optionee as promptly as practicable after such grant. More than one option may be granted to an individual or entity. Shares shall be issued directly to such entities.

   3.03 An option may be granted to any individual or entity eligible hereunder, regardless of his previous stockholdings.

   3.04 The option price (determined as of the time the option is granted) of the stock for which any person may be granted options under this Plan (and all other plans of the Company) may be increased or reduced by the Board, or its designee, from time to time.

4.00  NUMBER OF SHARES SUBJECT TO THE PLAN
  4.01. The Board, prior to the time shall reserve for the purposes of the Plan a total of Five Hundred Thousand (500,000) of the authorized but unissued shares of common shares of the Company, provided that any shares as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in Article 3.00 hereof.

5.00  PRICE OF COMMON SHARES
   5.01. The initial and standard price per share of common stock to be issued directly or by option shall be $.20 per share but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and/ or the grant of the option and at such other times as the Board, or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be $0.30 per share.

6.00  SUCCESSIVE OPTIONS
Any option granted under this Plan to an person may be exercisable at such person's discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

7.00  PERIOD AND EXERCISE OF OPTION
   7.01. Options granted under this Plan shall expire on the first to occur of the following dates whether or not exercisable on such dates:
(i) five (5) years from the date the option is initially granted; (ii) six (6) months from the date the person ceases employment due to permanent and total disability; (iii) the date of termination of employment for reasons other than retirement, permanent and total disability or death, unless the Board determines, in its sole discretion, that it would be in the best interest of the Company to extend the options for a period not to exceed three (3) years; or (iv) three (3) months from the date the employee retires with permission of the Board.

   7.02. Notwithstanding Section 7.01, any portion of any option which has not become exercisable pursuant to Section 7.03 prior to the death of the employee or termination of employment shall expire on the employee's date of death or termination date, if termination is for reasons other than retirement or total and permanent disability.

   7.03. Any option granted under this Plan may be immediately exercised by the holder thereof. Such an option may be exercised in whole or in part at the time it becomes exercisable or from time to time thereafter, until the expiration of the option.

8.00  PAYMENT FOR OPTIONED SHARES
When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option within one (1) month after such exercise. As soon as practicable, after the person notifies the Company of the exercise of his option and makes payment of the required option price, the Company shall issue such shares to the person.

9.00  RESTRICTIONS ON TRANSFER
   9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.

   9.02 If an person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options only within one year of the death of the person.

10.00  RECLASSIFICATION, CONSOLIDATION OR MERGER
If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person and the option price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance or options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

11.00  DISSOLUTION OR LIQUIDATION
Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.

12.00  BINDING EFFECT
This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

13.00  ADOPTION OF PLAN
This Plan has been duly adopted by the Board of Directors of the Company on January 5, 1999.

14.00  NOTICES
Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

  IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.


                                    FIRST ENTERTAINMENT HOLDING CORP.



                                     By
                                       A.B. Goldberg, President


ATTEST:




Wende Curtis, Secretary                    (SEAL)


                                  Exhibit 5.0
                 Opinion of Counsel, David Wagner & Associates, P.C.


 DAVID WAGNER & ASSOCIATES, P.C.
Attorneys and Counsellors at  Law
8400 East Prentice Avenue
Penthouse Suite
Englewood,  Colorado  80111
Telephone (303) 793-0304
Facsimile (303) 771-4562

                             January 15, 1999



Board of Directors
First Entertainment Holding Corp.
1999 Broadway
Suite #3135
Denver,  CO  80202


Gentlemen:

We have acted as counsel to First Entertainment Holding Corp (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") covering registration under the Securities Act 1933, as amended, of the subject shares of the Company's common stock, $.008 par value per share (the "Shares").

Based upon the foregoing, and assuming that Shares will be issued as set forth in the Registration Statement, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the Shares according the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the beneficiary thereof, once issued as described in the Registration Statement.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with the Company in respect to any matter which comes to our attention hereafter.


                              Very truly yours,
                              DAVID WAGNER & ASSOCIATES, P.C.
                               ///Signed///


                               Exhibit 24.1

                            Consent of Issuer's Counsel


DAVID WAGNER & ASSOCIATES, P.C.
8400 East Prentice Avenue
Penthouse Suite
Englewood, Colorado  80111
Telephone (303) 793-0304
Facsimile (303) 771-4562



                               January 15, 1999


We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus which is made a part of the Registration Statement.


                                   Very truly yours,
                                   DAVID WAGNER &  ASSOCIATES, P.C.
                                   ///Signed///


                              Exhibit No. 24.2

Consent of Independent Public Accountant


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


First Entertainment Holding Corp.
Denver, Colorado


We hereby consent to the incorporation by reference in the Registration Statement of our report dated November 1, 1998 relating to the consolidated financial statements of First Entertainment, Holding Corp. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.



Gordon, Hughes & Banks, LLP

///signed///

Denver, Colorado
January 15, 1999


                                     Exhibit 24.3
                             Consent of BDO Seidman, LLP,
                       Independent Certified Public Accountants


         CONSNET OF INDEOENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Board of Diectors
First Entetainment Holding Corp.
Denver, Colorado

We hereby consent to the incorporation by reference in this Regitration Statemnt of First Entertainment Holding Corp on Form S-8 of our report dated March 3, 1997 relating to the onsolidated financail statemnets (which contained an explanatory paragraph relative to a going concern uncertainty) appearing in the Annual Report on Form 10-KSB of First Entertainment Holding Corp for the year ended December 31, 1996 which is incorporated by reference in the Registration Statement and deemed to be a part thereof.

/s/BDO Seidman, LLP

January 27, 1999
Denver, Colroado